                                                                    EXHIBIT 12.1

                           ENCORE ACQUISITION COMPANY
        RATIO OF EARNINGS TO FIXED CHARGES AND EARNINGS TO FIXED CHARGES
                          (IN THOUSANDS, EXCEPT RATIOS)


                                      THREE MONTHS
                                         ENDED               YEAR ENDED DECEMBER 31,
                                        MARCH 31,   -------------------------------------------
                                         2003        2002        2001        2000        1999
                                        -------     -------     -------     -------     -------
Pretax earnings ...................     $27,253     $60,581     $33,396     $12,684     $ 4,264

Adjustments:
  Add fixed charges:

    Interest expense ..............       4,171      12,306       6,041      10,490       4,037
    Interest capitalized ..........          --          --          --          --          --
    Rental expense attributable to
      interest ....................          96         314         236         118          60
                                        -------     -------     -------     -------     -------
  Total  fixed charges ............       4,267      12,620       6,277      10,608       4,097

  Deduct:
    Interest capitalized ..........          --          --          --          --          --
                                        -------     -------     -------     -------     -------
  Total deductions ................          --          --          --          --          --

 Adjusted earnings ................     $31,520     $73,201     $39,673     $23,292     $ 8,361

 Ratio of earnings to fixed charges         7.4         5.8         6.3         2.2         2.0

     Encore Acquisition Company began operations on April 22, 1998. We did not present a ratio of earnings to fixed charges for the period from inception to December 31, 1998 because earnings were insufficient to cover fixed charges by $1,010,000.